Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Second Quarter 2019 Results and Raises Full Year 2019 Guidance

–	All 3 Business Segments Contribute to Significant Year-over-Year Revenue and Adjusted EBITDA Growth

–	A Combination of Organic Growth, the ACG Materials Acquisition, and Operating Margin Improvements Drives Results Higher

–	Full Year 2019 Revenue and Adjusted EBITDA Guidance Raised to $1.75 Billion to $1.8 Billion and $230 Million to $240 Million, Respectively

–	Two Complementary Acquisitions During the Quarter Will Expand Product Offerings and Reduce Cyclicality

DALLAS, Texas - ARCOSA, Inc. - August 1, 2019:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced results for the second quarter ended June 30, 2019.

Second Quarter Highlights

•	Revenues increased 23% to $434.1 million

•	Net income increased 41% to $31.8 million

•	Adjusted EBITDA increased 38% to $64.2 million

•	Diluted EPS increased 41% to $0.65

“This was another quarter of solid growth for Arcosa as we executed on our strategic plan,” commented Antonio Carrillo, President and Chief Executive Officer. “All three segments contributed to revenue and Adjusted EBITDA growth in the second quarter. We achieved higher-than-expected margins in our Energy Equipment segment, the ramp-up in our barge business continues on track, and our Construction Products markets remain healthy despite challenging weather conditions.

“Consistent with our disciplined growth strategy, we completed two small bolt-on acquisitions in the second quarter, one in aggregates and one in marine components. Both transactions broaden our product lines and should reduce our overall cyclicality.

“Based on the strength of our year-to-date results and our favorable outlook for the second half of this year, we are raising our 2019 guidance. We now expect 2019 Adjusted EBITDA to range from $230 million to $240 million, representing a 26% year-over-year increase at the mid-point of the range,” Mr. Carrillo concluded.

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Segment Results - Construction Products

•	Revenues increased 38% to $115.6 million in the second quarter, benefitting from the December 2018 acquisition of ACG Materials.

•	Second quarter Adjusted Segment EBITDA increased $3.8 million to $26.5 million, representing a 22.9% margin compared to a 27.1% margin a year ago.

•
The year-over-year margin decrease primarily resulted from weather-driven volume declines in our operations in Texas, Oklahoma, and California, as well as the addition of ACG Materials, which has lower margins than the legacy businesses.

Segment Results - Energy Equipment

•	Second quarter revenues were up 15% year-over-year to $204.3 million.

•	Adjusted Segment EBITDA increased 107% to $32.3 million, representing a 15.8% margin compared to a 8.7% margin a year ago.

•
The Company's continuous improvement programs gained momentum and helped achieve better-than-expected volumes and operating efficiencies in the wind towers, utility structures, and storage tank businesses.

•
Segment backlog for utility structures and wind towers was $517.6 million at the end of the second quarter, compared to $633.1 million at the end of 2018. Bidding activity continues to be strong for utility structures due to increased spending on grid hardening and reliability initiatives.

•
The wind towers business received orders of $36 million in the second quarter, including orders for a new customer, for delivery in 2019 and 2020, with pricing reflective of a market transitioning from production tax credit incentives. In the second half of the year, overall wind towers margins are expected to be lower than the first half due to lower pricing in our backlog and inefficiencies associated with building new tower types.

Segment Results - Transportation Products

•	Second quarter revenues increased 26% to $115.3 million.

•	Adjusted Segment EBITDA increased 4% to $16.7 million, representing a margin of 14.5% compared to a 17.5% margin a year ago.

•
Margin performance was largely consistent with the Company's expectations, due to factors previously discussed, including lower pricing on a long-term components sales agreement, $1.3 million of start-up expenses from the re-opening of the Louisiana barge facility, and the delivery of barges that were priced in a weaker demand environment in 2018.

•
The barge business booked orders for $32 million in the quarter with improved pricing levels and added to the $203 million of orders received in the first quarter. Additionally, the level of order inquiries received to date in the third quarter has been strong. Barge backlog increased to $349.7 million at the end of June, compared to $230.5 million at the end of 2018. Approximately 54% of the backlog is expected to be delivered in 2019, with the balance in 2020.

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Capital Allocation and Liquidity

•
The Company completed two bolt-on acquisitions in the second quarter for cash consideration of approximately $23 million. Both transactions broaden the Company's product lines and should reduce overall cyclicality.

•	For the second quarter, capital expenditures were $21 million, and the Company continues to expect capital expenditures of between $70 million and $80 million for 2019.

•	In May 2019, the Company declared a quarterly dividend of $0.05 per share that was paid in July 2019.

•
The Company did not repurchase any shares under its current share repurchase authorization during the quarter. Approximately $39 million remains available under the $50 million authorization approved in December 2018.

•
At the end of the second quarter, cash and cash equivalents totaled $83.3 million. Combined with unused capacity under its credit facility, the Company had $337.1 million of liquidity at June 30, 2019.

2019 Guidance

The Company also announced that it has raised its 2019 full year adjusted EBITDA guidance to a range of $230 million to $240 million from its prior guidance range of $215 million to $225 million. The Company increased its full year 2019 revenue guidance to a range of $1.75 billion to $1.80 billion from its prior guidance range of $1.70 billion to $1.80 billion.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

Presentation of Financials

The spin-off of the Company by Trinity Industries, Inc. (“Former Parent”; NYSE:TRN) was completed on November 1, 2018. The Company’s financial statements for periods prior to November 1, 2018 were prepared on a “carve-out” basis. The carve-out financials of the Company are not necessarily representative of the amounts that would have been reflected in the financial statements had the Company been an independent company during the applicable periods.

Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern time on August 2, 2019 to discuss 2019 second quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at http://ir.arcosa.com/Events. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at http://ir.arcosa.com/Events. The audio conference call number is 866-342-8591 for domestic callers and 203-518-9713 for international callers. The conference ID is ARCOSA. An audio playback will be available through 11:59 p.m. Eastern time on August 16, 2019, by dialing 800-723-0389 for domestic callers and 402-220-2647 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at http://ir.arcosa.com/Events.

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About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “vision,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s separation from Trinity Industries, Inc.; tax treatment of the separation; failure to successfully integrate the ACG Materials acquisition, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; improving margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2018, as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated and Combined Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues	$434.1	$353.0	$845.0	$707.4
Operating costs:
Cost of revenues	345.7	283.0	678.5	568.6
Selling, engineering, and administrative expenses	46.1	39.4	86.9	77.0
	391.8	322.4	765.4	645.6
Operating profit	42.3	30.6	79.6	61.8

Interest expense	1.6	—	3.5	—
Other, net (income) expense	(0.1)	1.2	(0.3)	2.2
	1.5	1.2	3.2	2.2
Income before income taxes	40.8	29.4	76.4	59.6
Provision (benefit) for income taxes	9.0	6.8	16.9	14.8
Net income	$31.8	$22.6	$59.5	$44.8

Net income per common share:
Basic	$0.66	$0.46	$1.23	$0.92
Diluted	$0.65	$0.46	$1.21	$0.92
Weighted average number of shares outstanding(1):
Basic	47.8	48.8	47.9	48.8
Diluted	48.3	48.8	48.4	48.8
(1) For periods prior to the separation, the denominator for basic and diluted net income per common share was calculated using the 48.8 million shares of common stock outstanding immediately following the separation.

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2019	2018	2019	2018
Construction aggregates	$93.2	$61.1	$181.6	$113.7
Other	22.4	22.8	40.0	40.4
Construction Products Group	115.6	83.9	221.6	154.1

Wind towers and utility structures	151.0	133.0	309.6	280.5
Other	53.3	45.4	103.8	94.2
Energy Equipment Group	204.3	178.4	413.4	374.7

Inland barges	66.1	42.9	115.5	73.7
Steel components	49.2	48.6	97.3	107.1
Transportation Products Group	115.3	91.5	212.8	180.8

Segment Totals before Eliminations	435.2	353.8	847.8	709.6
Eliminations	(1.1)	(0.8)	(2.8)	(2.2)
Consolidated and Combined Total	$434.1	$353.0	$845.0	$707.4

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2019	2018	2019	2018
Construction Products Group	$17.5	$17.6	$28.8	$30.0
Energy Equipment Group	25.0	8.2	53.2	25.7
Transportation Products Group	12.6	12.7	20.9	21.7
Segment Totals before Corporate Expenses	55.1	38.5	102.9	77.4
Corporate	(12.8)	(7.9)	(23.3)	(15.6)
Consolidated and Combined Total	$42.3	$30.6	$79.6	$61.8

Backlog:	June 30, 2019	June 30, 2018
Energy Equipment Group:
Wind towers and utility structures	$517.6	$780.1
Other	$45.3	$53.2
Transportation Products Group:
Inland barges	$349.7	$198.4

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$83.3	$99.4
Receivables, net of allowance	228.7	291.4
Inventories	291.0	252.5
Other	19.9	24.1
Total current assets	622.9	667.4

Property, plant, and equipment, net	814.3	803.0
Goodwill	631.4	615.2
Deferred income taxes	7.6	6.9
Other assets	95.7	79.7
	$2,171.9	$2,172.2
Current liabilities:
Accounts payable	$73.0	$86.2
Accrued liabilities	129.0	121.5
Current portion of long-term debt	1.1	1.8
Total current liabilities	203.1	209.5

Debt	106.7	183.7
Deferred income taxes	69.4	58.3
Other liabilities	58.4	36.2
	437.6	487.7

Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,679.8	1,685.7
Retained earnings	74.0	19.5
Accumulated other comprehensive loss	(20.0)	(17.7)
Treasury stock	—	(3.5)
	1,734.3	1,684.5
	$2,171.9	$2,172.2

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Arcosa, Inc.
Condensed Consolidated and Combined Cash Flow Statements
(in millions)
(unaudited)

	Six Months Ended June 30,
	2019	2018
Operating activities:
Net income	$59.5	$44.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	41.5	32.9
Provision for deferred income taxes	9.3	4.7
Changes in current assets and liabilities	26.0	16.7
Other	4.9	6.2
Net cash provided by operating activities	141.2	105.3
Investing activities:
Proceeds from dispositions of property and other assets	2.2	1.1
Capital expenditures	(38.9)	(20.4)
Acquisitions, net of cash acquired	(22.8)	(25.0)
Net cash required by investing activities	(59.5)	(44.3)
Financing activities:
Payments to retire debt	(80.7)	(0.1)
Shares repurchased	(8.0)	—
Dividends paid to common stockholders	(5.0)	—
Purchase of shares to satisfy employee tax on vested stock	(4.1)	—
Net transfers to Former Parent and affiliates	—	(54.0)
Other	—	(3.1)
Net cash required by financing activities	(97.8)	(57.2)
Net increase (decrease) in cash and cash equivalents	(16.1)	3.8
Cash and cash equivalents at beginning of period	99.4	6.8
Cash and cash equivalents at end of period	$83.3	$10.6

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Arcosa, Inc.
Reconciliation of Consolidated and Combined Adjusted EBITDA
($ in millions)
(unaudited)

GAAP does not define “Earnings Before Interest, Taxes, Depreciation, Depletion and Amortization” (“EBITDA”) and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust consolidated EBITDA for certain non-routine items (“Adjusted EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year 2019 Guidance
	2019	2018	2019	2018	Low	High
Revenues	$434.1	$353.0	$845.0	$707.4	$1,750.0	$1,800.0

Net income	31.8	22.6	59.5	44.8	100.0	111.0
Add:
Interest expense, net	1.2	—	2.8	—	5.0	5.0
Provision (benefit) for income taxes	9.0	6.8	16.9	14.8	31.0	35.0
Depreciation, depletion, and amortization expense	21.7	15.8	41.5	32.9	92.0	87.0
EBITDA	63.7	45.2	120.7	92.5	228.0	238.0
Add:
Impact of the fair value mark up of acquired inventory	0.2	—	1.6	—	2.0	2.0
Other, net (income) expense(1)	0.3	1.2	0.4	2.2	—	—
Adjusted EBITDA	$64.2	$46.4	$122.7	$94.7	$230.0	$240.0
Adjusted EBITDA Margin	14.8%	13.1%	14.5%	13.4%	13.1%	13.3%

(1) Included in Other, net expense was the impact of foreign currency exchange transactions of $0.5 million and $1.2 million for the three months ended June 30, 2019 and 2018, respectively, and $1.0 million and $2.2 million for the six months ended June 30, 2019 and 2018, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)

“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. GAAP does not define Segment EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including segment operating profit. We use this metric to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value, and we believe this metric also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, and amortization, which can vary significantly depending on many factors. We adjust Segment EBITDA for certain non-routine items (“Adjusted Segment EBITDA”) to provide a more consistent comparison of earnings performance from period to period, which we also believe assists investors in comparing a company's performance on a consistent basis. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Construction Products
Revenues	$115.6	$83.9	$221.6	$154.1

Operating Profit	17.5	17.6	28.8	30.0
Add: Depreciation, depletion, and amortization expense	9.0	5.1	17.8	10.2
Segment EBITDA	26.5	22.7	46.6	40.2
Add: Impact of the fair value mark up of acquired inventory	—	—	1.4	—
Adjusted Segment EBITDA	$26.5	$22.7	$48.0	$40.2
Adjusted Segment EBITDA Margin	22.9%	27.1%	21.7%	26.1%

Energy Equipment
Revenues	$204.3	$178.4	$413.4	$374.7

Operating Profit	25.0	8.2	53.2	25.7
Add: Depreciation and amortization expense	7.3	7.4	14.3	15.2
Adjusted Segment EBITDA	$32.3	$15.6	$67.5	$40.9
Adjusted Segment EBITDA Margin	15.8%	8.7%	16.3%	10.9%

Transportation Products
Revenues	$115.3	$91.5	$212.8	$180.8

Operating Profit	12.6	12.7	20.9	21.7
Add: Depreciation and amortization expense	3.9	3.3	7.7	7.5
Segment EBITDA	16.5	16.0	28.6	29.2
Add: Impact of the fair value mark up of acquired inventory	0.2	—	0.2	—
Adjusted Segment EBITDA	$16.7	$16.0	$28.8	$29.2
Adjusted Segment EBITDA Margin	14.5%	17.5%	13.5%	16.2%

Operating Profit (loss) - Corporate	$(12.8)	$(7.9)	$(23.3)	$(15.6)
Add: Corporate depreciation expense	1.5	—	1.7	—
Adjusted EBITDA	$64.2	$46.4	$122.7	$94.7

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Arcosa, Inc.
Reconciliation of Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in millions)
Net Income	$31.8	$22.6	$59.5	$44.8
Impact of the fair value mark up of acquired inventory	0.2	—	1.6	—
Tax impact	—	—	(0.4)	—
Adjusted Net Income	$32.0	$22.6	$60.7	$44.8

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain non-routine items to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in dollars per share)
Diluted EPS	$0.65	$0.46	$1.21	$0.92
Impact of the fair value mark up of acquired inventory	—	—	0.02	—
Adjusted Diluted EPS	$0.65	$0.46	$1.23	$0.92

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